EXHIBIT 21

SUBSIDIARIES

Subsidiary	Jurisdiction of Organization

GEM-CBM Company	Delaware
XPLOR Energy, Inc.	Delaware
XPLOR Energy Operating Company	Oklahoma
XPLOR Energy SPV-1, Inc.	Oklahoma
BriteWater International, Inc.	Delaware
UniPureEnergy, Corp.	Delaware
BriteWater Mobile Processing, Inc.	Delaware
BriteWater Oil Reclamation Services, Inc.	Delaware
Arctic Star Alaska, Inc.	Alaska
Gerrity Oil, LLC. (HKN holds a 50% ownership interest in the entity)	Texas
HKN Bakken, Inc. (1)	Delaware

(1) Subsidiary company incorporated during January 2013.